Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-24958, 33-49817, 333-121092 and 333-139415) pertaining to the McDonald’s Corporation Profit Sharing and Savings Plan of our report dated June 15, 2006, with respect to the Statement of Net Assets Available for Benefits as of December 31, 2005 of the McDonald’s Corporation Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, IL

June 27, 2007